United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2014
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2014, Ultralife Corporation (the “Company”) and PNC Bank, National Association (“PNC”) entered into an amendment (the “Amendment”) to the Revolving Credit, Guaranty and Security Agreement (the “Credit Agreement”) dated as of May 24, 2013, between the Company and PNC.  The Amendment permits the Company to commence a Share Repurchase Program (see Item 8.01 below) under which the Company’s Board of Directors has authorized the repurchase of up to 1.8 million common shares through May 1, 2015.  Repurchases of the Company’s common shares are permitted provided that (a) the Company is not in default under the Credit Agreement, (b) the Company’s undrawn availability under the Credit Agreement is at least $6 million both prior to and immediately following the repurchase, (c) the Company’s undrawn availability under the Credit Agreement plus domestic unrestricted cash is at least $8 million both prior to and immediately following the repurchase, and (d) the Company uses its unrestricted cash for such repurchases and does not request advances against the Credit Agreement for such purposes.

The Company plans to file a copy of the Amendment as an exhibit to its Form 10-Q for the quarter ended March 30, 2014.

Item 2.02	Results of Operation and Financial Condition.

NEWARK, N.Y. –May 1, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.1 million on revenue of $15.3 million for the quarter ended March 30, 2014.  For the first quarter of 2013, the company reported an operating profit from continuing operations of $0.4 million on revenue of $21.0 million.

Discontinued operations for the first quarters of 2014 and 2013 include the final adjustments relating to the sale of RedBlack and the final settlement of the company’s obligation regarding its former UK facility, respectively.  All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $15.3 million, compared to $21.0 million for the first quarter of 2013, a 27% decline, reflecting an increase of $0.9 million in Battery & Energy Products sales offset by a $6.6 million decrease in Communications Systems sales.  Battery & Energy Products sales were $13.9 million, compared to $13.1 million last year, a 7% increase, driven by new medical cart power systems and international shipments.  Communications Systems sales were $1.4 million, compared to $8.0 million for the same period last year, a decrease of 83%, reflecting continued slowness in closing new orders from the U.S. government.

Gross profit was $4.3 million, or 28.4% of revenue, compared to $6.4 million, or 30.3% of revenue, for the same quarter a year ago. The 190 basis point decrease is primarily attributable to the lower mix of Communications Systems sales.  Battery & Energy Products’ gross margin was 27.3%, compared to 23.7% last year, an increase of 360 basis points reflecting ongoing productivity improvements and higher production volumes. Communications Systems’ gross margin was 39.2%, compared to 41.2%, a decrease of 200 basis points reflecting lower volumes of amplifier shipments.

Operating expenses decreased by 9.5% to $5.4 million, compared to $6.0 million a year ago, reflecting continued tight control over general and administrative spending.  Operating expenses were 35.5% of revenue, compared to 28.6% for the year earlier period.

Despite the reduction in operating expenses, the lower gross profit resulted in an operating loss of $1.1 million for the quarter compared to operating income of $0.4 million last year.

As a result, the company reported a net loss from continuing operations of $1.2 million, or $0.07 per share, compared to net income of $0.2 million, or $0.01 per share, for the first quarter of 2013.  Net loss from discontinued operations was $0.1 million, or $0.00 per share, compared to net income of $0.3 million, or $0.02 per share, for the first quarter of 2013.

For 2014, management still expects mid-single digit organic revenue growth, despite continued constraints on global government spending. Based on this outlook for revenue growth and the improvements made to the business model in 2013, management expects to increase operating profit year-over-year and generate a mid-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 8.01	Other Events.

Ultralife’s Board of Directors has authorized the repurchase of up to 1.8 million shares of the company’s common stock over the next twelve months.  Share repurchases, if any, will be made in accordance with SEC Rule 10b-18  using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2014		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 1, 2014